177-181 Avenue Pierre Brossolette

92120 Montrouge France

September 27, 2019

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

Attention: Christine Westbrook

Re:	DBV Technologies S.A.

Registration Statement on Form F-3

Filed September 6, 2019

File No. 333-233651

Acceleration Request

Requested Date:	October 1, 2019
Requested Time:	4:00 p.m. Eastern Time

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, the undersigned registrant hereby requests that the Securities and Exchange Commission take appropriate action to cause the above-referenced Registration Statement on Form F-3 (File No. 333-233651) (the “Registration Statement”) to become effective at 4:00 p.m. Eastern Time on October 1, 2019, or as soon thereafter as is practicable.

Once the Registration Statement has been declared effective, please orally confirm that event with Richard Segal of Cooley LLP, counsel to the Registrant, at (617) 937-2332.

[Signature page follows]

Very truly yours,

DBV TECHNOLOGIES S.A.

By:	/s/ Daniel Tassé
Daniel Tassé
Chief Executive Officer

cc:	Marc Recht, Cooley LLP

Richard Segal, Cooley LLP

Divakar Gupta, Cooley LLP